September 2011 Filed pursuant to Rule 433 dated September 23, 2011 relating to Preliminary Pricing Supplement No. 1,014 dated September 23, 2011 to Registration Statement No. 333-156423

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks
Unlike ordinary debt securities, the notes will pay a contingent interest rate annually dependent upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each of the common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 9.9% to 11.9% (to be determined on the pricing date) or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  The contingent interest rate will not be less than 2%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date of more than 2% of the stated principal amount only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any other common stocks that have declined in value since the pricing date.  The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Pricing date:	September 27, 2011
Original issue date:	September 30, 2011 (3 business days after the pricing date)
Maturity date:	September 30, 2017
Basket Stocks:
Altria Group, Inc., American Electric Power Company, Inc., Bristol-Myers Squibb Company, Carnival Corporation, Colgate-Palmolive Company, Duke Energy Corporation, Exxon Mobil Corporation, Frontier Communications Corporation, General Electric Company, International Business Machines Corporation, International Paper Company Company, Johnson & Johnson, JP Morgan Chase & Co., Microsoft Corporation, Nucor Corporation, Occidental Petroleum Corporation, Time Warner Inc., The Travelers Companies, Inc., Verizon Communications Inc. and Waste Management, Inc.  For further information on each of the basket stocks, please see the sections of this document entitled “Basket Stock Overview” and “Basket Stocks, Public Information and Historical Information”.

Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent interest payment relating to the final valuation date.
Contingent interest payment:	On each interest payment date, we will pay with respect to each note a contingent interest payment equal to $1,000 times the contingent interest rate.
Contingent interest rate:	The sum of the products of (i) 5% and (ii) the stock performance of each basket stock on the applicable valuation date; provided that, the contingent interest rate will not be less than 2%.
Stock performance:
The stock performance for each basket stock, with respect to each valuation date, will be calculated as follows:
•      if the current stock price is greater than or equal to the initial stock price, a percentage equal to 9.9% to 11.9% (to be determined on the pricing date) (the “fixed stock return”).
•      if the current stock price is less than the initial stock price, a percentage equal to the greater of (A) the stock return and (B) -20% (the “stock return floor”)

Stock return:	(current stock price – initial stock price) / initial stock price
Listing:	The notes will not be listed on any securities exchange.
CUSIP / ISIN:	617482YQ1/ US617482YQ18
Agent:	Morgan Stanley & Co. LLC, a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Terms Continued:	Please see page 2 of this document for further summary terms for the notes.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$1,000	$	$
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $        for each note they sell.  For more information, see “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 1,014 dated September 23, 2011
Prospectus Supplement dated December 23, 2008                     Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

SUMMARY TERMS	CONTINUED FROM COVER PAGE
Initial stock price:	For each basket stock, the closing price for such basket stock on the pricing date.
Current stock price:	For each basket stock, the closing price for such basket stock on the applicable valuation date times the adjustment factor for such basket stock on such date.
Adjustment factor:	With respect to each basket stock, 1.0 subject to adjustment in the event of certain corporate events affecting such basket stock.
Valuation dates:
September 26, 2012, September 25, 2013, September 25, 2014, September 25, 2015, September 27, 2016 and September 27, 2017, each such date scheduled to occur three business days prior to the related interest payment date.  We also refer to September 27, 2017 as the final valuation date.  Each valuation date is subject to postponement due to non-trading days and certain market disruption events.

Interest payment dates:
September 30, 2012, September 30, 2013, September 30, 2014, September 30, 2015, September 30, 2016 and the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

September 2011	Page 2

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Investment Overview

The Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks (the “notes”) provide investors with an opportunity to gain exposure to the weighted average performance of 20 common stocks through contingent interest payments as described below, with no downside risk to their initial investment if the notes are held to maturity, subject to the credit risk of the issuer.

The notes will pay a contingent interest rate dependent upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each of the common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 9.9% to 11.9% or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the common stock, subject to the stock return floor of -20%.  The contingent interest rate will not be less than 2% or greater than the fixed stock return of 9.9% to 11.9% (to be determined on the pricing date).  Consequently, the notes will pay an annual contingent interest payment on any interest payment date of more than 2% of the stated principal amount only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any other common stocks that have declined in value since the pricing date.  The contingent interest rate will only be equal to the fixed stock return if none of the basket stocks have a negative return, as determined on the applicable valuation date.

It is possible that the sum of the negative returns could outweigh the positive fixed stock returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive annual interest payments of only 2% of the stated principal amount.

At maturity the notes will pay the stated principal amount plus the applicable contingent interest payment relating to the final valuation date.

Maturity:	6 years
Contingent Interest Payment:	Annual, contingent interest rate dependent upon the weighted average stock performance of the 20 basket stocks.
Payment at maturity:	$1,000 plus any contingent interest payment payable on the maturity date.

Basket Stock Overview

Basket:	Issuer of Basket Stock	Ticker Symbol	Exchange	Basket Stock Weighting
	Altria Group, Inc.	MO	NYSE	5%
	American Electric Power Company, Inc.	AEP	NYSE	5%
	Bristol-Myers Squibb Company	BMY	NYSE	5%
	Carnival Corporation	CCL	NYSE	5%
	Colgate-Palmolive Company	CL	NYSE	5%
	Duke Energy Corporation	DUK	NYSE	5%
	Exxon Mobil Corporation	XOM	NYSE	5%
	Frontier Communications Corporation	FTR	NYSE	5%
	General Electric Company	GE	NYSE	5%
	International Business Machines Corporation	IBM	NYSE	5%
	International Paper Company	IP	NYSE	5%
	Johnson & Johnson	JNJ	NYSE	5%
	JP Morgan Chase & Co.	JPM	NYSE	5%
	Microsoft Corporation	MSFT	NYSE	5%
	Nucor Corporation	NUE	NYSE	5%
	Occidental Petroleum Corporation	OXY	NYSE	5%
	Time Warner Inc.	TWX	NYSE	5%
	The Travelers Companies, Inc.	TRV	NYSE	5%
	Verizon Communications Inc.	VZ	NYSE	5%
	Waste Management, Inc.	WM	NYSE	5%

For further information on each of the basket stocks, including the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2008 through September 22, 2011, please see the section of this document entitled “Basket Stocks, Public Information and Historical Information”.  The historical performance of the twenty basket stocks cannot be taken as an indication of future performance of the basket stocks.  You cannot predict the future performance of any

September 2011	Page 3

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

basket stock, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this document.

September 2011	Page 4

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Key Investment Rationale

The notes will pay a contingent interest rate dependent upon the weighted average performance of the basket stocks.  The stock performance of each basket stock will equal (i) if the then current stock price of such basket stock has remained the same or appreciated from the pricing date to the applicable valuation date, a fixed return of 9.9% to 11.9% or (ii) if the then current stock price of such basket stock has declined from the pricing date to such valuation date, a negative return, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.

The notes are designed for investors who are willing to forgo regular payments of interest and accept the risk of receiving annual interest payments of only 2% of the stated principal amount on the notes for an opportunity to earn interest at a potentially above market rate if there are a sufficient number of basket stocks with a positive fixed stock return to more than offset the negative returns of any of the basket stocks.  The contingent interest rate will not be less than 2% or greater than the fixed stock return of 9.9% to 11.9%.  The contingent interest rate will only be equal to the fixed stock return if none of the basket stocks have a negative return, as determined on the applicable valuation date.

Summary of Selected Key Risks (see page 13)

▪	The notes may provide an annual interest payment of only 2%.

▪	The contingent interest payment is based only on the value of the basket stocks on the annual valuation date.

▪	The interest payment is capped and thus the return on the notes is limited.

▪	The market price of the notes may be influenced by many unpredictable factors, including the value and volatility of each basket stock and the level of market interest rates.

▪	The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.

▪	The notes will not be listed on any securities exchange and secondary trading may be limited.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.

September 2011	Page 5

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

How the Notes Work

The following scenarios illustrate hypothetical contingent interest rates for an interest payment date for a basket of 20 hypothetical basket stocks, each with a hypothetical initial stock price of $100 and a hypothetical current stock price as set forth in the table for each example.  The following examples assume a fixed stock return of 10.9% (the midpoint of the range of 9.9% to 11.9% as set forth on the front cover) and reflect the stock return floor of -20%.  The actual fixed stock return will be determined on the pricing date.  The hypothetical contingent interest rates presented are for illustrative purposes only.  The actual contingent interest rate applicable to a purchaser of the notes will be determined on each valuation date based on the weighted average stock performance of the basket stocks on such date, calculated as described herein.  Any payment on the notes is subject to the credit risk of Morgan Stanley. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Table 1: Positive contingent interest payment
Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$95.00	-5.00%	-5.00%	-0.250%
Stock 2	$101.20	1.20%	10.90%	0.545%
Stock 3	$103.20	3.20%	10.90%	0.545%
Stock 4	$98.20	-1.80%	-1.80%	-0.090%
Stock 5	$100.50	0.50%	10.90%	0.545%
Stock 6	$102.20	2.20%	10.90%	0.545%
Stock 7	$95.80	-4.20%	-4.20%	-0.210%
Stock 8	$103.20	3.20%	10.90%	0.545%
Stock 9	$98.00	-2.00%	-2.00%	-0.100%
Stock 10	$104.20	4.20%	10.90%	0.545%
Stock 11	$96.80	-3.20%	-3.20%	-0.160%
Stock 12	$98.00	-2.00%	-2.00%	-0.100%
Stock 13	$104.50	4.50%	10.90%	0.545%
Stock 14	$101.80	1.80%	10.90%	0.545%
Stock 15	$96.00	-4.00%	-4.00%	-0.200%
Stock 16	$103.50	3.50%	10.90%	0.545%
Stock 17	$95.00	-5.00%	-5.00%	-0.250%
Stock 18	$97.00	-3.00%	-3.00%	-0.150%
Stock 19	$100.10	0.10%	10.90%	0.545%
Stock 20	$100.00	0.00%	10.90%	0.545%
Total =	4.485%
Contingent Interest Rate =	4.485%

Explanation for Example 1

As illustrated by Table 1, because 11 of the 20 basket stocks have zero or positive stock returns, ranging from 0.00% to 4.50%, and even though the other nine basket stocks have negative stock returns, ranging from -1.80% to -5.00%, the contingent interest rate is 4.485% and the investor would receive a contingent interest payment on the interest payment date of $44.85 per $1,000 principal amount of notes.  Because the investor receives the fixed stock return for any stock return greater than or equal to 0.00% (e.g., Basket Stock 20), and the negative stock returns for the other basket stocks are relatively small and relatively few, the investor in this example receives a contingent interest payment of more than 2% of the stated principal amount on the applicable interest payment date.

September 2011	Page 6

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Table 2: Worst case scenario; No contingent interest payment
Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$115.00	15.00%	10.90%	0.545%
Stock 2	$110.20	10.20%	10.90%	0.545%
Stock 3	$80.00	-20.00%	-20.00%	-1.000%
Stock 4	$140.00	40.00%	10.90%	0.545%
Stock 5	$112.00	12.00%	10.90%	0.545%
Stock 6	$150.00	50.00%	10.90%	0.545%
Stock 7	$65.00	-35.00%	-20.00%	-1.000%
Stock 8	$110.00	10.00%	10.90%	0.545%
Stock 9	$80.00	-20.00%	-20.00%	-1.000%
Stock 10	$110.00	10.00%	10.90%	0.545%
Stock 11	$75.00	-25.00%	-20.00%	-1.000%
Stock 12	$120.00	20.00%	10.90%	0.545%
Stock 13	$50.00	-50.00%	-20.00%	-1.000%
Stock 14	$130.20	30.20%	10.90%	0.545%
Stock 15	$75.00	-25.00%	-20.00%	-1.000%
Stock 16	$80.00	-20.00%	-20.00%	-1.000%
Stock 17	$125.10	25.10%	10.90%	0.545%
Stock 18	$55.00	-45.00%	-20.00%	-1.000%
Stock 19	$115.00	15.00%	10.90%	0.545%
Stock 20	$112.00	12.00%	10.90%	0.545%
Total =	-1.460%
Contingent Interest Rate =	2.000%

Explanation for Example 2

As illustrated by Table 2, even though 12 of the 20 basket stocks have positive stock returns, ranging from 10.00% to 50.00%, because the other eight basket stocks have significant negative stock returns ranging from -20.00% to -50.00%, subject to the stock return floor, the weighted average stock performance is -1.46%.  Because the contingent interest rate may not be less than 2%, the contingent interest rate is 2% and the investor will receive on the applicable interest payment day a contingent interest payment of $20 per $1,000 principal amount of notes.  For any basket stock, the positive contribution of such basket stock is limited to the hypothetical fixed stock return of 10.90%, no matter how great the actual positive stock return is, while the negative contribution of a badly performing basket stock may be as low as the stock return floor of -20%, which in absolute terms is greater than the fixed stock return.  Consequently, significant negative returns can have a disproportionate effect on the weighted average stock performance as calculated in accordance with the terms of the notes.  Even here when a majority of the basket stocks each has a significant positive return, the negative stock returns for the other basket stocks are sufficiently large so that the investor receives a contingent interest payment of only 2% on the applicable interest payment date.

September 2011	Page 7

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Table 3: Best case scenario; Maximum contingent interest payment
Basket Stock	Current Stock Price	Stock Return	Stock Performance	Stock Performance x Stock Weighting
Stock 1	$130.00	30.00%	10.90%	0.545%
Stock 2	$115.00	15.00%	10.90%	0.545%
Stock 3	$135.00	35.00%	10.90%	0.545%
Stock 4	$140.00	40.00%	10.90%	0.545%
Stock 5	$130.00	30.00%	10.90%	0.545%
Stock 6	$150.00	50.00%	10.90%	0.545%
Stock 7	$115.00	15.00%	10.90%	0.545%
Stock 8	$118.00	18.00%	10.90%	0.545%
Stock 9	$120.00	20.00%	10.90%	0.545%
Stock 10	$125.00	25.00%	10.90%	0.545%
Stock 11	$130.00	30.00%	10.90%	0.545%
Stock 12	$150.00	50.00%	10.90%	0.545%
Stock 13	$118.00	18.00%	10.90%	0.545%
Stock 14	$130.00	30.00%	10.90%	0.545%
Stock 15	$120.00	20.00%	10.90%	0.545%
Stock 16	$125.00	25.00%	10.90%	0.545%
Stock 17	$140.00	40.00%	10.90%	0.545%
Stock 18	$120.00	20.00%	10.90%	0.545%
Stock 19	$115.00	15.00%	10.90%	0.545%
Stock 20	$135.00	35.00%	10.90%	0.545%
Total =	10.900%
Contingent Interest Rate =	10.900%

Explanation for Example 3

As illustrated by Table 3, even though all 20 basket stocks have significant positive stock returns, ranging from 15.00% to 50.00%, because the contingent interest rate cannot be more than the hypothetical fixed stock return of 10.90%, the contingent interest rate equals the hypothetical fixed stock return of 10.90% and the investor receives the maximum contingent interest payment on the applicable interest payment date of $109.00 per $1,000 principal amount of notes.  Even when all of the basket stocks have significant positive stock returns, the contingent interest payment is limited by the fixed stock return.

September 2011	Page 8

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley and have the terms described in the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.  The notes will pay a contingent interest rate dependent upon the weighted average performance of 20 common stocks.  On any valuation date, the stock performance of each of the common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 9.9% to 11.9% or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  The contingent interest rate will not be less than 2%.  Consequently, the notes will pay an annual contingent interest payment on any interest payment date of more than 2% of the stated principal amount only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any other common stocks that have declined in value since the pricing date.  The notes are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September 27, 2011	September 30, 2011 (3 business days after the pricing date)	September 30, 2017, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Basket Stocks
Altria Group, Inc., American Electric Power Company, Inc., Bristol-Myers Squibb Company, Carnival Corporation, Colgate-Palmolive Company, Duke Energy Corporation, Exxon Mobil Corporation, Frontier Communications Corporation, General Electric Company, International Business Machines Corporation, International Paper Company Company, Johnson & Johnson, JP Morgan Chase & Co., Microsoft Corporation, Nucor Corporation, Occidental Petroleum Corporation, Time Warner Inc., The Travelers Companies, Inc., Verizon Communications Inc. and Waste Management, Inc.

For further information on each of the basket stocks, please see the sections of this document entitled “Basket Stock Overview” and “Basket Stocks, Public Information and Historical Information”.

Aggregate principal amount:	$
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note
Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent interest payment relating to the final valuation date.
Contingent interest payment:	On each interest payment date, we will pay with respect to each note a contingent interest payment equal to $1,000 times the contingent interest rate.
Contingent interest rate:	The sum of the products of (i) 5% and (ii) the stock performance of each basket stock on the applicable valuation date; provided that, the contingent interest rate will not be less than 2%.
Stock performance:
The stock performance for each basket stock, with respect to each valuation date, will be calculated as follows:
•      if the current stock price is greater than or equal to the initial stock price, a percentage equal to 9.9% to 11.9% (to be determined on the pricing date) (the “fixed stock return”).
•      if the current stock price is less than the initial stock price, a percentage equal to the greater of (A) the stock return and (B) -20% (the “stock return floor”)

Stock return:	(current stock price – initial stock price) / initial stock price
Payment at maturity:	The payment due per note at maturity will be the stated principal amount and the applicable contingent interest payment relating to the final valuation date.
Contingent interest payment:	On each interest payment date, we will pay with respect to each note a contingent interest payment equal to $1,000 times the contingent interest rate.
Initial stock price:	For each basket stock, the closing price for such basket stock on the pricing date.
Current stock price:	For each basket stock, the closing price for such basket stock on the applicable valuation date times the adjustment factor for such basket stock on such date.
Adjustment factor:	With respect to each basket stock, 1.0 subject to adjustment in the event of certain corporate events affecting such basket stock.
Valuation dates:
September 26, 2012, September 25, 2013, September 25, 2014, September 25, 2015, September 27, 2016 and September 27, 2017.  We also refer to September 27, 2017 as the final valuation date.  Each valuation date is subject to postponement due to non-trading days and certain market disruption events

Interest payment dates:
September 30, 2012, September 30, 2013, September 30, 2014, September 30, 2015, September 30, 2016 and the maturity date; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Postponement of interest payment dates (including the maturity date):
If any valuation date is postponed due to a non-trading day or certain market disruption events so that it falls less than two business days prior to the relevant scheduled interest payment date (including the maturity date), the interest payment date (or the maturity date) will be the second business day following that valuation date as postponed, and no adjustment will be made to any interest payment made on that postponed date.

September 2011	Page 9

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Risk factors:	Please see “Risk Factors” beginning on page 13.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482YQ1
ISIN:	US617482YQ18
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders―Notes―Floating Rate Notes.”  Both U.S. and non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”

You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

During the term of the notes, we, through our subsidiaries or others, expect to carry out hedging activities related to the notes, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks.  Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could affect the prices of the basket stocks and, therefore, could increase the prices at which the basket stocks must close on any valuation date before an investor would receive a contingent interest payment of more than 2% of the stated principal amount.  Additionally, such hedging or trading activities during the term of the notes, including on any valuation date, could adversely affect the value of the basket stocks and the contingent interest rate on such valuation date and, accordingly, the amount of cash an investor will receive on the applicable interest payment date.  For further information on our use of proceeds and hedging, see “Description of Notes––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Notes.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by

September 2011	Page 10

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many plans, the Notes may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding or disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any Notes to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the Notes, either directly or indirectly.

Additional considerations:	Client accounts over which Morgan Stanley or any of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $        for each note they sell.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Investors may contact us at our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

September 2011	Page 11

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

September 2011	Page 12

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and the accompanying prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪
The notes may provide an annual interest payment of only 2%   The terms of the notes differ from those of ordinary debt securities in that they do not provide for regular payment of interest, but instead pay interest at a contingent interest rate that is based upon the weighted average performance of the 20 basket stocks.  On any valuation date, the stock performance of  each of common stock will equal (i) if the then current stock price of such common stock has remained the same or appreciated from the pricing date to such valuation date, a positive fixed stock return of 9.9% to 11.9% (to be determined on the pricing date)  or (ii) if the then current stock price of such common stock has declined from the pricing date to such valuation date, a negative return of up to -20%, reflecting the percentage decrease in the share price of the basket stock, subject to the stock return floor of -20%.  The contingent interest rate will not be less than 2%. Consequently, the notes will pay an annual contingent interest payment on any interest payment date of more than 2% of the stated principal amount only if there are a sufficient number of common stocks with a positive fixed stock return to more than offset the negative returns of any other common stocks that have declined in value since the pricing date.  It is possible that the sum of the negative returns could outweigh the fixed stock returns, if any, for extended periods of time or even throughout the term of the notes so that you will receive annual interest payments of only 2% of the stated principal amount.  If you do not earn sufficient contingent interest payments over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
The contingent interest payment is based only on the value of the basket stocks on the annual valuation date.  The amount of contingent interest payment you will receive on any interest payment date will be determined based on the closing price of the basket stocks on the applicable annual valuation date.  As a result, you will not know the amount of the contingent interest payment you will receive on any interest payment date until the current stock price is determined on such date.  Moreover, because the contingent interest payment is based solely on the stock return of the basket stocks on each annual valuation date, if the weighted average stock performance of the basket stocks on such valuation date is less than 2%, you will receive an interest payment of only 2% of the stated principal amount on the applicable interest payment date even if the weighted average stock performance of the basket stocks was greater than or equal to 2% on other days prior to such valuation date.

▪
The interest payment is capped and thus the return on the notes is limited.  The appreciation potential of the notes is limited by the fixed stock return of 9.9% to 11.9%.  On each valuation date, even if the stock return of each basket stock is positive and greater than the fixed stock return, the contingent interest payment will not exceed the fixed stock return.  Consequently, your return on each interest payment date will be capped at the fixed stock return, regardless of the actual appreciation of the closing prices of the basket stocks from the pricing date to the relevant valuation date, which may be significant.  In addition, you will only receive interest at a rate equal to the fixed stock return on any interest payment date if closing price of every one of the 20 basket stocks has remained the same or appreciated since the pricing date on the applicable valuation date.

▪
The notes may pay an annual interest of only 2% even if the closing price of the basket stocks appreciated significantly from the valuation date of the previous year.  On each valuation date, the stock return measures the percentage change of the current stock price of each basket stock with respect to its initial stock price.  Accordingly, if, on the first valuation date, the current stock price of a basket stock has declined by 15% below its initial stock price but then subsequently increases by 10% from such decline by the second valuation date, the stock return of such basket stock would still be negative on the second valuation date.  On any valuation date, unless a sufficient number of basket stocks have a current stock price at or above their initial stock price to more than offset the negative stock returns of the other basket stocks that have declined since the pricing date, the notes will pay an annual interest of only 2% of the stated principal amount.

▪
The notes will not be listed and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make

September 2011	Page 13

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
Market price of the notes may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

o	the market price and performance of each basket stock relative to its initial stock price at any time and, in particular, on the valuation dates;

o	the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;

o	interest and yield rates in the market;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the current stock price of the basket stocks;

o	the time remaining until the notes mature;

o	the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its adjustment factor; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per notes if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise.  You cannot predict the future performance of any of the basket stocks based on their historical performance.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the notes on each interest payment date and at maturity, and therefore, you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Changes in the value of one or more of the basket stocks may offset each other.  Price movements in the basket stocks may not correlate with each other.  At a time when the price of one or more basket stocks increase, the price of other basket stocks may decline in value.  Therefore, in calculating the contingent interest rate on each valuation date, increases in the prices of one or more basket stocks may be moderated, or wholly offset, by declines in the prices of one or more of the

September 2011	Page 14

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

other basket stocks.  For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Description of Notes—Historical Information” as well as Annex A to this pricing supplement.  You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2008 through September 22, 2011 in Annex A.  The historical performance of the 20 basket stocks cannot be taken as an indication of future performance of those basket stocks.  You cannot predict the future performance of any basket stock, the weighted average stock performance of the basket stocks, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.

Additionally, the stock performance of each basket stock contributes 5% to the overall contingent interest rate.  On any interest payment date, the positive contribution of any basket stock is limited to the fixed stock return of 9.9% to 11.9% (to be determined on the pricing date), while a negative contribution of a basket stock may be as much as the stock return floor of -20%.  Consequently, negative stock returns may have a disproportionate effect on the contingent interest rate.

▪
Basket stock prices are volatile.  The trading prices of common stocks can be volatile.  Fluctuations in the trading prices of the basket stocks may result in a significant disparity between the prices of the basket stocks on any valuation date and the overall performance of the basket stocks over the term of the notes.

▪
Morgan Stanley is not affiliated with the issuers of the basket stocks.  We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way.  Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factor of the basket stocks.  The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes.  None of the money you pay for the notes will go to the issuers of the basket stocks.

▪
Morgan Stanley may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.  We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks.  These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations.  Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

▪
You have no shareholder rights.  Investing in the notes is not equivalent to investing in the basket stocks.  As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

▪
The current stock prices of the basket stocks may come to be based on the value of the common stock of companies other than the issuers of the basket stocks.  Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, the stock performance that had been based on the original basket stock will instead be based on the closing price of the common stock of a successor corporation to the issuer of the basket stock.  Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to a replacement stock of a company in the same industry as such basket stock in lieu of, or in addition to such basket stock, in either case to calculate the stock performance for such basket stock.  We describe the specific corporate events that can lead to these adjustments and the procedures for selecting substitute basket stocks in the section of the accompanying pricing supplement called “Description of Notes—Antidilution Adjustments.”  You should read this section in order to understand these and other adjustments that may be made to your notes.

September 2011	Page 15

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

▪
The adjustments to the adjustment factor the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.  MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain events affecting the basket stock, such as stock splits and stock dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks.  For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.  The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the market price of the notes.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. will determine the closing prices of the basket stocks on the pricing date and the closing prices of the basket stocks on each valuation date, will calculate the contingent interest rate, will determine the adjustments to be made, if any, to the adjustment factor for a basket stock to reflect certain corporate and other events and whether a market disruption event has occurred and will determine the payment to you on each interest payment date.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and adjustments to the adjustment factor, may affect the payment you will receive on each interest payment date.  See the sections of the accompanying pricing supplement entitled “Description of Notes—Market Disruption Event” and “—Antidilution Adjustments.”

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries have carried out, and will continue to carry out hedging activities related to the notes, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks.  Some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the prices of the basket stocks and, therefore, increased the prices at which the basket stocks must close on any valuation date before an investor would receive a contingent interest payment of more than 2% of the stated principal amount.  Additionally, such hedging or trading activities during the term of the notes, including on any valuation date, could adversely affect the value of the basket stocks and the contingent interest rate on such valuation date and, accordingly, the amount of cash an investor will receive on the applicable interest payment date.

September 2011	Page 16

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Basket Stocks, Public Information and Historical Information

The following tables set forth the published high and low closing prices for each basket stock during 2008, 2009, 2010 and 2011 (through September 22, 2011).  We obtained the information in the tables below from Bloomberg Financial Markets without independent verification. The historical prices of the basket stocks should not be taken as an indication of future performance, and no assurance can be given as to the closing price of the basket stocks on every valuation date.  The closing price of any basket stock may be lower on any valuation date than on the pricing date so that you receive no contingent interest payment on the applicable interest payment date.

Altria Group, Inc. is a holding company whose wholly-owned subsidiaries are engaged in the manufacture and sale of cigarettes and other tobacco products. Its Commission file number is 001-8940.			American Electric Power Company, Inc. is a public utility holding company. Its Commission file number is 001-3525.
Altria Group, Inc.	High	Low	American Electric Power Company, Inc.	High	Low
(CUSIP 02209S103)			(CUSIP 025537101)
2008			2008
First Quarter	24.43	21.58	First Quarter	48.52	40.23
Second Quarter	22.77	20.00	Second Quarter	45.09	39.58
Third Quarter	21.71	19.35	Third Quarter	41.15	35.04
Fourth Quarter	20.55	14.45	Fourth Quarter	37.18	27.85
2009			2009
First Quarter	17.27	14.62	First Quarter	34.00	24.28
Second Quarter	17.39	16.11	Second Quarter	29.04	24.94
Third Quarter	18.59	16.30	Third Quarter	32.06	28.28
Fourth Quarter	20.37	17.47	Fourth Quarter	35.58	29.66
2010			2010
First Quarter	20.82	19.37	First Quarter	36.52	32.82
Second Quarter	21.70	19.57	Second Quarter	34.56	30.97
Third Quarter	24.25	20.24	Third Quarter	36.72	32.22
Fourth Quarter	26.15	23.78	Fourth Quarter	37.70	35.08
2011			2011
First Quarter	26.11	23.51	First Quarter	36.75	33.60
Second Quarter	28.06	25.94	Second Quarter	38.85	34.59
Third Quarter (through September 22, 2011)	27.19	24.36	Third Quarter (through September 22, 2011)	38.63	33.91

Bristol-Myers Squibb Company is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of biopharmaceutical products. Its Commission file number is 001-1136.			Carnival Corporation is a cruise and vacation company. Its Commission file number is 001-9610.
Bristol-Myers Squibb Company	High	Low	Carnival Corporation	High	Low
(CUSIP 110122108)			(CUSIP 143658300)
2008			2008
First Quarter	27.08	20.46	First Quarter	44.78	36.48
Second Quarter	23.35	19.57	Second Quarter	43.14	32.93
Third Quarter	22.54	19.85	Third Quarter	41.10	29.97
Fourth Quarter	23.25	17.26	Fourth Quarter	35.97	15.02
2009			2009
First Quarter	23.88	17.51	First Quarter	25.55	16.98
Second Quarter	21.97	19.15	Second Quarter	29.57	22.53
Third Quarter	22.95	19.37	Third Quarter	33.95	24.51
Fourth Quarter	25.96	21.77	Fourth Quarter	33.88	29.12
2010			2010
First Quarter	27.00	23.89	First Quarter	39.19	31.79
Second Quarter	26.95	22.44	Second Quarter	43.85	30.14
Third Quarter	27.93	24.65	Third Quarter	38.78	30.44
Fourth Quarter	27.51	25.24	Fourth Quarter	46.59	38.09
2011			2011
First Quarter	27.29	24.97	First Quarter	47.85	38.04
Second Quarter	29.33	26.46	Second Quarter	41.34	34.76
Third Quarter (through September 22, 2011)	31.49	26.38	Third Quarter (through September 22, 2011)	38.79	29.42

September 2011	Page 17

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Colgate-Palmolive Company is a consumer products company. Its Commission file number is 001-00644.			Duke Energy Corporation is an energy company primarily located in the Americas. Its Commission file number is 001-32853.
Colgate-Palmolive Company	High	Low	Duke Energy Corporation.	High	Low
(CUSIP 194162103)			(CUSIP 26441C105)
2008			2008
First Quarter	80.98	73.50	First Quarter	20.47	17.12
Second Quarter	78.89	68.21	Second Quarter	18.99	17.07
Third Quarter	79.99	68.56	Third Quarter	18.59	17.08
Fourth Quarter	76.76	54.77	Fourth Quarter	17.81	14.43
2009			2009
First Quarter	69.32	55.05	First Quarter	15.77	11.81
Second Quarter	71.76	57.29	Second Quarter	14.67	13.42
Third Quarter	76.55	71.02	Third Quarter	15.96	14.23
Fourth Quarter	86.32	75.82	Fourth Quarter	17.81	15.38
2010			2010
First Quarter	85.46	79.07	First Quarter	17.09	16.15
Second Quarter	85.81	76.93	Second Quarter	16.98	15.61
Third Quarter	84.59	73.84	Third Quarter	17.99	15.97
Fourth Quarter	81.18	73.75	Fourth Quarter	18.53	17.36
2011			2011
First Quarter	81.21	75.93	First Quarter	18.44	17.58
Second Quarter	89.11	79.90	Second Quarter	19.48	17.99
Third Quarter (through September 22, 2011)	93.96	80.18	Third Quarter (through September 22, 2011)	19.75	17.25

Exxon Mobil Corporation is an energy company whose principal business involves exploration for, and production of, crude oil and natural gas, manufacture of petroleum products.  Its Commission file number is 001-2256.
			Frontier Communications Corporation is a communications company providing services predominantly to rural areas and small and medium-sized towns and cities. Its Commission file number is 001-11001.
Exxon Mobil Corporation	High	Low	Frontier Communications Corporation	High	Low
(CUSIP 30231G102)			(CUSIP 35906A108)
2008			2008
First Quarter	93.83	81.44	First Quarter	12.52	10.16
Second Quarter	94.56	84.91	Second Quarter	11.66	10.07
Third Quarter	88.35	73.25	Third Quarter	12.94	11.26
Fourth Quarter	83.14	62.35	Fourth Quarter	11.49	6.69
2009			2009
First Quarter	81.64	62.22	First Quarter	8.81	5.39
Second Quarter	74.05	64.75	Second Quarter	7.99	6.65
Third Quarter	72.75	65.12	Third Quarter	7.54	6.52
Fourth Quarter	76.47	66.58	Fourth Quarter	8.46	7.12
2010			2010
First Quarter	70.30	64.35	First Quarter	7.96	7.31
Second Quarter	69.29	57.07	Second Quarter	8.34	7.11
Third Quarter	62.72	56.57	Third Quarter	8.24	7.03
Fourth Quarter	73.42	62.19	Fourth Quarter	9.73	8.18
2011			2011
First Quarter	87.07	74.55	First Quarter	9.77	7.87
Second Quarter	87.98	76.78	Second Quarter	8.88	7.82
Third Quarter (through September 22, 2011)	85.22	68.03	Third Quarter (through September 22, 2011)	8.20	6.27

September 2011	Page 18

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

General Electric Company is a technology, media, and financial services corporation whose products and services include aircraft engines, power generation, water processing and etc.  Its Commission file number is 001-00035.
			International Business Machines Corporation is an information technology company. Its Commission file number is 001-2360.
General Electric Company	High	Low	International Business Machines Corporation	High	Low
(CUSIP 369604103)			(CUSIP 459200101)
2008			2008
First Quarter	37.49	31.70	First Quarter	119.06	97.59
Second Quarter	38.43	26.26	Second Quarter	129.71	114.81
Third Quarter	29.95	23.10	Third Quarter	130.00	111.47
Fourth Quarter	24.50	12.84	Fourth Quarter	110.13	71.74
2009			2009
First Quarter	17.07	6.66	First Quarter	98.78	81.98
Second Quarter	14.53	10.17	Second Quarter	109.40	97.61
Third Quarter	17.01	10.71	Third Quarter	122.11	100.19
Fourth Quarter	16.84	14.19	Fourth Quarter	132.57	117.90
2010			2010
First Quarter	18.45	15.45	First Quarter	134.14	121.88
Second Quarter	19.50	14.42	Second Quarter	132.68	122.10
Third Quarter	16.66	13.88	Third Quarter	135.48	121.86
Fourth Quarter	18.32	15.76	Fourth Quarter	146.92	135.25
2011			2011
First Quarter	21.52	18.28	First Quarter	166.05	147.05
Second Quarter	20.65	17.97	Second Quarter	172.87	162.33
Third Quarter (through September 22, 2011)	19.30	15.01	Third Quarter (through September 22, 2011)	185.21	157.54

International Paper is a paper and packaging company. Its Commission file number is 001-3157.			Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health care field. Its Commission file number is 001-3215.
International Paper	High	Low	Johnson & Johnson	High	Low
(CUSIP 460146103)			(CUSIP 478160104)
2008			2008
First Quarter	33.50	26.68	First Quarter	68.31	61.33
Second Quarter	29.10	23.30	Second Quarter	68.26	63.57
Third Quarter	30.59	22.00	Third Quarter	72.22	64.64
Fourth Quarter	26.06	10.36	Fourth Quarter	67.79	55.33
2009			2009
First Quarter	12.52	4.09	First Quarter	60.65	46.60
Second Quarter	15.81	6.86	Second Quarter	56.96	50.65
Third Quarter	25.12	13.99	Third Quarter	61.79	55.98
Fourth Quarter	27.66	21.35	Fourth Quarter	64.96	58.93
2010			2010
First Quarter	28.14	22.15	First Quarter	65.36	62.37
Second Quarter	28.63	21.08	Second Quarter	66.03	58.00
Third Quarter	25.50	19.88	Third Quarter	62.43	57.02
Fourth Quarter	27.24	21.52	Fourth Quarter	64.76	61.55
2011			2011
First Quarter	30.29	25.63	First Quarter	63.35	57.66
Second Quarter	32.86	26.57	Second Quarter	67.29	59.46
Third Quarter (through September 22, 2011)	30.95	23.23	Third Quarter (through September 22, 2011)	67.92	60.20

September 2011	Page 19

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

JPMorgan Chase & Co. is a financial holding company. Its Commission file number is 001-05805.			Microsoft develops, licenses, and supports software products and services, designs and sells hardware, and delivers relevant online advertising to customers. Its Commission file number 000-14278.
JP Morgan Chase & Co.	High	Low	Microsoft	High	Low
(CUSIP 46625H100)			(CUSIP 594918104)
2008			2008
First Quarter	48.25	36.48	First Quarter	35.37	26.99
Second Quarter	49.25	34.31	Second Quarter	31.80	27.12
Third Quarter	48.24	31.02	Third Quarter	28.13	24.57
Fourth Quarter	49.85	22.72	Fourth Quarter	26.48	17.53
2009			2009
First Quarter	31.35	15.90	First Quarter	20.76	15.15
Second Quarter	38.94	27.25	Second Quarter	24.07	18.61
Third Quarter	46.47	32.27	Third Quarter	25.94	22.39
Fourth Quarter	47.16	40.27	Fourth Quarter	31.39	24.64
2010			2010
First Quarter	45.02	37.70	First Quarter	31.10	27.72
Second Quarter	47.81	36.61	Second Quarter	31.39	23.01
Third Quarter	41.64	35.63	Third Quarter	26.33	23.16
Fourth Quarter	42.67	36.96	Fourth Quarter	28.30	23.91
2011			2011
First Quarter	48.00	43.40	First Quarter	28.87	24.78
Second Quarter	47.64	39.49	Second Quarter	26.71	23.71
Third Quarter (through September 22, 2011)	42.29	29.27	Third Quarter (through September 22, 2011)	28.08	23.98

Newcor Corporation manufactures steel and steel products. Its Commission file number is 001-4119.			Occidental Petroleum Corporation is an oil and chemical company. Its Commission file number is 001-9210.
Newcor Corporation	High	Low	Occidental Petroleum Corporation	High	Low
(CUSIP 670346105)			(CUSIP 674599105)
2008			2008
First Quarter	74.45	50.30	First Quarter	80.51	64.57
Second Quarter	82.07	68.11	Second Quarter	97.85	74.88
Third Quarter	72.23	36.98	Third Quarter	91.44	65.00
Fourth Quarter	47.26	25.52	Fourth Quarter	67.42	40.72
2009			2009
First Quarter	48.30	30.74	First Quarter	62.16	47.56
Second Quarter	48.97	37.50	Second Quarter	70.63	54.77
Third Quarter	49.84	40.40	Third Quarter	79.15	59.57
Fourth Quarter	47.10	38.67	Fourth Quarter	84.48	74.33
2010			2010
First Quarter	49.93	39.50	First Quarter	84.54	76.01
Second Quarter	47.67	38.28	Second Quarter	89.99	77.15
Third Quarter	40.66	36.38	Third Quarter	82.92	72.23
Fourth Quarter	44.58	37.50	Fourth Quarter	99.03	78.63
2011			2011
First Quarter	48.88	43.75	First Quarter ..	107.37	93.81
Second Quarter	47.64	39.45	Second Quarter	115.74	96.89
Third Quarter (through September 22, 2011)	41.57	31.25	Third Quarter (through September 22, 2011)	108.08	71.90

September 2011	Page 20

Contingent Annual Interest Notes due September 30, 2017 Based on the Performance of a Basket of Twenty Stocks

Time Warner Inc. is a media and entertainment company. Its Commission file number is 001-15062.
The Travelers Companies, Inc. is a holding company principally engaged, through its subsidiaries, in providing commercial and personal property and casualty insurance products and services.  Its Commission file number is 001-10898.

Time Warner Inc.	High	Low	The Travelers Companies, Inc.	High	Low
(CUSIP 887317303)			(CUSIP 89417E109 )
2008			2008
First Quarter	34.47	28.63	First Quarter	53.06	44.92
Second Quarter	34.10	29.25	Second Quarter	52.15	43.40
Third Quarter	34.47	26.63	Third Quarter	50.80	36.00
Fourth Quarter	26.96	14.59	Fourth Quarter	45.20	30.50
2009			2009
First Quarter	22.67	14.57	First Quarter	45.20	33.52
Second Quarter	24.67	19.28	Second Quarter	44.04	37.48
Third Quarter	28.07	21.81	Third Quarter	50.42	39.00
Fourth Quarter	30.58	27.55	Fourth Quarter	54.31	48.02
2010			2010
First Quarter	31.56	26.81	First Quarter	54.76	47.94
Second Quarter	33.88	28.91	Second Quarter	53.92	48.00
Third Quarter	32.89	28.20	Third Quarter	53.56	48.54
Fourth Quarter	32.51	29.49	Fourth Quarter	57.44	52.12
2011			2011
First Quarter	38.20	31.45	First Quarter	60.92	53.33
Second Quarter	37.86	34.46	Second Quarter	64.05	56.68
Third Quarter (through September 22, 2011)	37.06	27.74	Third Quarter (through September 22, 2011)	59.11	47.38

Verizon Communications Inc. is provider of domestic wireless and wireline communication services. Its Commission file number is 001-8606.			Waste Management, Inc. is a provider of waste management services in North America. Its Commission file number is 001-12154.
Verizon Communications Inc.	High	Low	Waste Management, Inc.	High	Low
(CUSIP 92343V104)			(CUSIP 94106L109)
2008			2008
First Quarter	40.42	31.46	First Quarter	34.45	29.15
Second Quarter	36.99	32.03	Second Quarter	39.10	33.80
Third Quarter	33.49	28.61	Third Quarter	37.06	31.49
Fourth Quarter	31.98	23.43	Fourth Quarter	33.14	25.76
2009			2009
First Quarter	32.37	24.46	First Quarter	33.78	22.23
Second Quarter	30.86	26.92	Second Quarter	28.88	25.59
Third Quarter	30.19	26.74	Third Quarter	30.75	26.58
Fourth Quarter	31.52	26.76	Fourth Quarter	34.10	28.39
2010			2010
First Quarter	31.15	26.51	First Quarter	34.88	31.40
Second Quarter	29.40	25.16	Second Quarter	35.66	31.29
Third Quarter	32.86	26.28	Third Quarter	35.85	31.65
Fourth Quarter	35.78	31.90	Fourth Quarter	36.99	34.25
2011			2011
First Quarter	38.54	34.30	First Quarter	38.34	36.04
Second Quarter	38.61	35.12	Second Quarter	39.61	36.37
Third Quarter (through September 22, 2011)	37.82	33.12	Third Quarter (through September 22, 2011)	38.00	28.17

September 2011	Page 21